Exhibit 99.1

FORESTAR REPORTS FISCAL 2025 FIRST QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - January 21, 2025 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its first fiscal quarter ended December 31, 2024.

Fiscal 2025 First Quarter Highlights

•Net income totaled $16.5 million or $0.32 per diluted share
•Pre-tax income of $21.9 million
•Revenues of $250.4 million on 2,333 lots sold
•Land acquisition and development investments totaled $684.4 million
•Owned and controlled lots of 106,000 lots at December 31, 2024
•Return on equity of 12.0% for the trailing twelve months ended December 31, 2024
•Book value per share increased 13% from a year ago to $31.84 at December 31, 2024
•Amended the Company’s senior unsecured revolving credit facility, increasing lender commitments to $640 million and extending the maturity to December 2029

Financial Results
Net income for the first quarter of fiscal 2025 decreased 57% to $16.5 million, or $0.32 per diluted share, compared to $38.2 million, or $0.76 per diluted share, in the same quarter of fiscal 2024. Pre-tax income for the quarter decreased 57% to $21.9 million from $51.2 million in the same quarter of fiscal 2024. Revenues totaled $250.4 million in the first quarter compared to $305.9 million in the same quarter of fiscal 2024.

The Company’s return on equity was 12.0% for the trailing twelve months ended December 31, 2024. Return on equity is calculated as net income for the trailing twelve months divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the first quarter decreased 26% to 2,333 lots compared to 3,150 lots in the same quarter of fiscal 2024. During the first quarter of fiscal 2025, Forestar sold 221 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”), compared to 316 lots in the prior year quarter. Lots sold to customers other than D.R. Horton in the prior year quarter included 124 lots that were sold to a lot banker who expected to sell those lots to D.R. Horton at a future date.

The Company’s lot position at December 31, 2024 was 106,000 lots, of which 68,300 were owned and 37,700 were controlled through land and lot purchase contracts. Lots owned at December 31, 2024 included 8,100 that were fully developed. Of the Company’s owned lot position at December 31, 2024, 25,200 lots, or 37%, were under contract to be sold, representing approximately $2.2 billion of future revenue. Another 19,300 lots, or 28%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at December 31, 2024.

Capital Structure, Leverage and Liquidity
Forestar ended the quarter with $132.0 million of unrestricted cash and $512.5 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $644.5 million. On December 18, 2024, the Company amended its credit facility, which among other things, extended the maturity date to December 18, 2029, reduced pricing and increased the aggregate lender commitments to $640 million.

Debt at December 31, 2024 totaled $806.8 million, with no senior note maturities until fiscal 2026. The Company’s net debt to total capital ratio at the end of the quarter was 29.5%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “In the first quarter, the Forestar team continued the expansion of our operating platform by making significant investments in land acquisition and development, adding key personnel in our local markets and entering new markets. We continue to expect that the first quarter will be our lowest delivery quarter with lot deliveries expected to increase over the remaining three quarters. In fiscal 2025, we still expect to deliver between 16,000 and 16,500 lots, generating $1.6 billion to $1.65 billion of revenue. Also, we still plan to invest approximately $2.0 billion in land acquisition and development in fiscal 2025.

Tomnitz concluded, “Forestar is uniquely positioned to take advantage of the shortage of finished lots in the homebuilding industry. Our strong balance sheet and liquidity give us the flexibility to adapt to changing market conditions and invest in land development opportunities that position the Company for growth in fiscal 2025 and beyond. With a robust pipeline of future projects, we expect to continue aggregating significant market share over the next few years and will maintain our disciplined approach to investing capital to enhance the long-term value of Forestar.”

Conference Call and Webcast Details
The Company will host a conference call today (Tuesday, January 21) at 11:00 a.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 917712, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 62 markets and 24 states. Based in Arlington, Texas, the Company delivered more than 14,200 residential lots during the twelve-month period ended December 31, 2024. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include we currently expect to deliver between 16,000 and 16,500 lots, generating $1.6 billion to $1.65 billion of revenue; we expect to invest approximately $2.0 billion in land acquisition and development; Forestar is uniquely positioned to take advantage of the shortage of finished lots in the homebuilding industry; our strong balance sheet and liquidity give us the flexibility to adapt to changing market conditions and invest in land development opportunities that position the Company for growth in fiscal 2025 and beyond; we expect to continue aggregating significant market share over the next few years and will maintain our disciplined approach to investing capital to enhance the long-term value of Forestar.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impact of significant inflation, higher interest rates or deflation; supply shortages and other risks of acquiring land, construction materials and skilled labor; the effects of public health issues such as a major epidemic or pandemic; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; competitive conditions in our industry; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are or will be filed with the Securities and Exchange Commission.

Contact
Chris Hibbetts, 817-769-1860
Vice President of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	December 31, 2024	September 30, 2024
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$132.0	$481.2
Real estate	2,736.8	2,266.2
Investment in unconsolidated ventures	—	0.3
Property and equipment, net	6.8	7.1
Other assets	85.0	85.3
Total assets	$2,960.6	$2,840.1
LIABILITIES
Accounts payable	$78.6	$85.9
Accrued development costs	131.4	144.6
Earnest money on sales contracts	206.7	172.3
Deferred tax liability, net	66.6	67.5
Accrued expenses and other liabilities	56.4	68.3
Debt	806.8	706.4
Total liabilities	1,346.5	1,245.0
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 50,669,946 and 50,653,637 shares issued and outstanding at December 31, 2024 and September 30, 2024, respectively	50.7	50.7
Additional paid-in capital	667.7	665.2
Retained earnings	894.7	878.2
Stockholders' equity	1,613.1	1,594.1
Noncontrolling interests	1.0	1.0
Total equity	1,614.1	1,595.1
Total liabilities and equity	$2,960.6	$2,840.1

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,
	2024	2023
	(In millions, except per share amounts)
Revenues	$250.4	$305.9
Cost of sales	195.4	233.0
Selling, general and administrative expense	36.0	28.0
Interest and other income	(2.9)	(6.3)
Income before income taxes	21.9	51.2
Income tax expense	5.4	13.0
Net income	$16.5	$38.2

Basic net income per common share	$0.32	$0.76
Weighted average number of common shares	50.8	50.1

Diluted net income per common share	$0.32	$0.76
Adjusted weighted average number of common shares	51.1	50.5

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended December 31,
	2024	2023
	(In millions)
Residential lot sales:
Development projects	$241.0	$303.5
Lot banking projects	5.2	—
Decrease in contract liabilities	1.2	0.7
	247.4	304.2
Deferred development projects	—	1.3
	247.4	305.5
Tract sales and other	3.0	0.4
Total revenues	$250.4	$305.9

	RESIDENTIAL LOTS SOLD
	Three Months Ended December 31,
	2024	2023
Development projects	2,291	3,150
Lot banking projects	42	—
	2,333	3,150

Average sales price per lot (1)	$105,500	$96,400

	LOT POSITION
	December 31, 2024	September 30, 2024
Lots owned	68,300	57,800
Lots controlled under land and lot purchase contracts	37,700	37,300
Total lots owned and controlled	106,000	95,100

Owned lots under contract to sell to D.R. Horton	24,500	20,500
Owned lots under contract to customers other than D.R. Horton	700	500
Total owned lots under contract	25,200	21,000

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements	19,300	17,200
Owned lots fully developed	8,100	6,300
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(1)Excludes any impact from change in contract liabilities.